Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 15, 2020, with respect to the financial statements of Anelixis Therapeutics, Inc. for the years ended December 31, 2019 and 2018, which report expresses an unqualified opinion and includes emphasis of matter paragraphs regarding the Company’s ability to continue as a going concern and the adoption of Accounting Standards Updates (ASU) Nos. 2014-19, Revenue from Contracts with Customers (Topic 606) and 2018-08, Not-for- Profit Entities (Topic 958): Clarifying the Scope and the Accounting Guidance for Contributions Received and Contributions Made. Our report appears in Schedule 14A, Annex B of the Proxy Statement, and is incorporated by reference Form 8-K/A of Novus Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in such Registration statement.

AAFCPAs, Inc

Boston, Massachusetts

December 11, 2020